Salvo,  Russell,  Fichter  &  Landau
                               A  Professional  Corporation
                                510  Township  Line  Road
                                        Suite 150
                              Blue  Bell,  Pennsylvania  19422




                                                         Telephone: 215/653-0110
                                                        Telecopier: 215/653-0383
                                        ______________

Stephen  A.  Salvo
ssalvo@salvorussell.com

                                                    July  28,  2005




Securities  and  Exchange  Commission
Division  of  Corporate  Finance
450  Fifth  Street,  N.W.
Washington  D.C.  20549


Re: WorldWater & Power Corp. (formerly known as WorldWater Corp.) Post Effective Amendment No. 1 to Registration Statement on Form SB-2 SEC File No. 333-115561

Ladies  and  Gentlemen:

     Please be advised that Post Effective Amendment No. 1 to the above-captioned Registration Statement was filed on July 26, 2005 for the purpose of updating the prospectus contained therein in accordance with the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended

     Please  contact  me  with  any  questions  or  comments.


                                                    Very  truly  yours,


                                                    /s/ Stephen A. Salvo

                                                    Stephen  A.  Salvo